EXHIBIT 23.1 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-281956, 333-282389) and on Form S-8 (No.333-277549, 333-281083, 333-282562) of Serve Robotics Inc., of our report dated March 6, 2025 relating to the consolidated financial statements which appear in this Form 10-K. /s/ dbbmckennon Newport Beach, California March 6, 2025